Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of ACBA Merger Sub I Limited on Amendment No. 1 to Form F-4 of our report dated February 10, 2023, with respect to our audits of the consolidated carve-out financial statements of LE Worldwide Limited as of September 30, 2022 and 2021 and for the years ended September 30, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

New York, New York

October 25, 2023